Exhibit 99.1

Contact:

Susan Ferris
Investor Relations
650-266-3200

FOR IMMEDIATE RELEASE

Interim Analysis Supports Continuation of Cell Genesys’ VITAL-1 Phase 3 Clinical Trial of
GVAX Immunotherapy for Prostate Cancer

Conference Call Scheduled for 10:00 a.m. ET Today

SOUTH SAN FRANCISCO, CA, January 14, 2008—Cell Genesys, Inc. (Nasdaq: CEGE) today announced that the Independent Data Monitoring Committee (IDMC) for VITAL-1, the first of two ongoing Phase 3 clinical trials of GVAX immunotherapy for prostate cancer, has completed a pre-planned interim analysis and has recommended that the study continue. This event-driven interim analysis was designed to determine whether the study should continue to completion and took place in the time frame originally estimated. As is customary to preserve study blinding, the IDMC provided no information to the company other than the recommendation to continue the trial.

“The IDMC’s recommendation to continue with the VITAL-1 trial represents an important step forward in the Phase 3 development of GVAX immunotherapy for prostate cancer and in our effort to make this product available as a new treatment option for men with prostate cancer,” stated Robert Dow, MBChB, chief medical officer of Cell Genesys. “Moreover, we can currently estimate that we will reach the required number of events needed to conduct the final analysis in the second half of 2009.”

VITAL-1 is a multi-center, randomized, controlled Phase 3 clinical trial designed to compare GVAX cancer immunotherapy to Taxotere® (docetaxel) chemotherapy plus prednisone in hormone refractory prostate cancer (HRPC) patients with metastatic disease who are asymptomatic with respect to cancer-related pain. The primary endpoint of the trial is an improvement in survival. VITAL-1 was initiated in July 2004 and completed recruitment of 626 patients in July 2007. Patients were enrolled at approximately 130 sites in North America and Europe.

The company’s second Phase 3 trial, VITAL-2, is a multi-center, randomized, controlled Phase 3 clinical trial designed to evaluate the safety and efficacy of GVAX immunotherapy for prostate cancer used in combination with Taxotere chemotherapy compared to the use of Taxotere chemotherapy and prednisone in HRPC patients with metastatic disease who are symptomatic with cancer-related pain. The primary endpoint of the trial is also an improvement in survival. VITAL-2 was initiated in June 2005 and is currently enrolling patients at approximately 90 sites in North America and Europe. The company expects to complete enrollment of approximately 600 patients in the first half of 2009 and if this is achieved, to have a sufficient number of events for a pre-planned interim analysis at that time.

The U.S. Food and Drug Administration (FDA) granted Cell Genesys Special Protocol Assessments (SPAs) for both VITAL-1 and VITAL-2. The SPA is a process that allows for official FDA evaluation of a Phase 3 clinical trial and provides trial sponsors with a binding written agreement that the design and analysis of the study are adequate to support a license application submission if that study is performed according to the SPA. Cell Genesys completed the modifications requested by FDA during the review process.

About GVAX Cancer Immunotherapies

GVAX cancer immunotherapies are non patient-specific investigational therapeutics comprised of whole tumor cells that have been modified to secrete GM-CSF (granulocyte-macrophage colony stimulating factor), an immune stimulatory hormone, and then irradiated for safety. GVAX is designed to be administered through intradermal injections on an outpatient basis. To date, over 600 patients have been treated with GVAX cancer immunotherapies in Phase 1 and Phase 2 clinical trials for multiple indications, including prostate cancer, pancreatic cancer, and leukemia. The company is currently manufacturing GVAX immunotherapy for prostate cancer in its bioreactor manufacturing plant in Hayward, California, a facility that is also capable of manufacturing the product during commercialization.

Conference Call and Webcast

Members of the Cell Genesys management team will host a conference call today, Monday, January 14 at 10:00 a.m. ET to discuss today’s announcement. Investors may listen to the webcast of the conference call live on the investor section of the Cell Genesys website, www.cellgenesys.com. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the United States and 320-365-3844 from outside the United States. The call-in replay and webcast will be available for at least 72 hours following the call. Please refer to reservation number 907247.

About Cell Genesys

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX™ cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapies for pancreatic cancer and for leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results, analysis, and timing of VITAL-1 and VITAL-2 and other clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, regulatory requirements and the regulatory approval process for clinical trials, manufacture and commercialization of the company’s products, competitive technologies and products, patents, the need for and reliance on partnerships with third parties, and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s reports on Form 10-Q, 10-K, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

# # #